Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

ANCESTRY.COM INC.

a Delaware corporation

Ancestry.com Inc. (the “Corporation”) a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The present name of the Corporation is Ancestry.com Inc.; and the name under which the Corporation was original incorporated is Generations Holding, Inc., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is September 27, 2007.

SECOND: The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of Ancestry.com Inc. without further amendments other than the amendments herein certified and without discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereafter set forth.

THIRD: The amendments and the restatement of the Amended and Restated Certificate of Incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH: The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

ANCESTRY.COM INC.

a Delaware corporation

ARTICLE I

NAME

The name of the corporation is Ancestry.com Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 5,000 all of which shall be designated as Common Stock par value $0.001 per share (the “Common Stock”).

Section 4.2 Common Stock.

(a) Voting. Each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(b) Dividends. The holders of shares of Common Stock shall be entitled to receive dividends out of any funds of the Corporation legally available therefor when, as and if declared by the Board of Directors.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. The Board of Directors shall consist of such number of directors as fixed, from time to time, pursuant to the Bylaws of the Corporation, the exact number to be determined, from time to time, by resolution adopted by affirmative vote of a majority of such directors then in office.

Section 5.2 Powers. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

Section 5.3 Election. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE VI

STOCKHOLDER ACTION

Any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

A special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors, or by the Chairman of the Board of Directors or the Chief Executive Officer.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

Section 9.2 Amendment of Bylaws. In furtherance, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

LIABILITY OF DIRECTORS

Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 10.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf by its officers thereunto duly authorized, and the undersigned affirms its contents as true under penalty of perjury on March 15, 2013.

/s/ William Stern
William Stern
General Counsel and Corporate Secretary

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